Exhibit 10.63

January 3, 2020

Anthony Pare

**************
**************

Dear Tony:

On behalf of T2 Biosystems, Inc., (the "Company") I am delighted to offer you a promotion to the role of Chief Commercial Officer for the Company beginning on January 13, 2020.

At T2 Biosystems, our mission is to save lives and improve healthcare by empowering clinicians to get patients on the right therapy faster than ever. We invented game-changing detection technology, T2 Magnetic Resonance (T2MR@) and we come to work every day to solve critical needs in healthcare diagnostics.

We are positively impacting the lives of patients and saving hospitals millions of dollars each year. Our products are being used in more than 150 hospitals in the United States and worldwide. We have a strong pipeline of products in development for sepsis management, including bacterial resistance panels, as well as testing for the superbug Candida auris and a Lyme disease panel. There is a lot of growth ahead!

Tony, we are thrilled to extend this promotion offer to you. To make things official, you will find all of the pertinent information related to our promotion offer in the attached pages. Please read the offer carefully and, if it is acceptable, sign and return one copy to my attention (PDF copy is fine).

If you have any questions, please do not hesitate to contact me at (781) 457-1283, email at kmorgan@t2biosystems.com or just stop by my office. We are looking forward to you taking on this new role at T2!

Sincerely,

Kelley Morgan

Vice President, Human Resources

OFFER OF PROMOTION

Date of Promotion: Should you accept the terms of this offer, your promotion to Chief Commercial Officer with the Company will commence on January___, 2020, or at such later date as mutually agreed to between you and the Company.

Position: You have been offered the position of Chief Commercial Officer. In this capacity, you will report to the Company’s Chief Executive Officer. Your duties and responsibilities will include all those customarily attendant to such a position, and any other such duties or responsibilities that the Chief Executive Officer or the Company may, from time to time, assign to you. You agree that you shall not enter into any employment endeavors which may conflict with your ability to devote the necessary time and energies to the Company's business interest while engaged by the Company. You further agree to comply with all applicable laws and with all Company rules and policies established by the Company from time to time.

Compensation and Tax Matters: Your salary shall be $13,541.67 (the equivalent of $325,000.00 when annualized), payable semi-monthly and subject to pro-ration for any partial initial or terminal weeks during which you are employed, in accordance with normal payroll practices and schedule of the Company.

You will be eligible for an annual bonus of 60% of your annualized base salary based on corporate and personal objectives to be determined by the Chief Executive Officer and the Company’s Board of Directors.  To the extent the Company fails to achieve a minimum of 60% of its annual global revenue plan, you will not be eligible for any bonus payout for that calendar year, and to the extent the Company achieves between 60% and 99% of its annual global revenue plan, your bonus for that calendar year will be prorated accordingly.

All compensation amounts stated are before any deductions for FICA taxes, state and federal withholding taxes and other payroll deductions required to be made by the Company under applicable law.

Stock Options: Subject to the approval of the Compensation Committee and your execution of a Stock Option Agreement, you will be offered additional options to purchase up to 150,000 shares of T2 Biosystems common stock under the Company's 2014 Incentive Award Plan (the “Plan"). The exercise price of the options will be equal to the fair market value of the Company's common stock on the grant date, which shall be the date on which your grant is approved by the Board. The options will have a 4-year vesting schedule and will vest monthly in approximately equal amounts over 48 months. The terms and conditions of the options shall be more fully described in the Plan and applicable Stock Option Agreement.

Fringe Benefits: You will continue to have the opportunity to participate in the Company's fringe benefits program. Currently, these fringe benefits are as follows:

Active: 2020

•	The Company currently provides contributions toward a medical and dental plan for yourself and immediate family members.
•	Three (3) weeks paid vacation, Company designated holidays, personal holidays and sick days (see Benefits Summary for more information).
•	The Company provides 100% contribution towards Term Life Insurance, Accidental Death and Dismemberment Insurance, and Short and Long-Term Disability Insurance;
•	The opportunity to enroll in the Company's 401(k) Investment, Employee Stock Purchase and Section 125 Plans based on plan eligibility requirements; and
•

Pay or reimburse you in accordance with the Company's reimbursement policies from time to time in connection with the performance of your duties for the Company subject to your submission of satisfactory documentation with respect thereto.

The Company reserves the right to amend, delete or change any of its employment policies and/or benefits at any time in its sole discretion.

Employment At Will: Accepting this promotion offer does not alter your at will employment status with the Company. This means that your employment is not guaranteed for any definite period of time, and you or the Company may terminate your employment relationship with or without notice at any time and for any or no reason or cause. The Company is not bound to follow any policy, procedure, or process in connection with employee discipline, employment termination or otherwise.

If you agree with the terms of this offer, please acknowledge your understanding and acceptance of this offer by signing where indicated below and return to me by 5:00 p.m. ET on January __, 2020. We look forward to working with you.

Sincerely,

T2 Biosystems, Inc.

By:

              Vice President, Human Resources

I have read agree with and accept the items contained in this letter.

By:

Anthony Pare            Date

Active: 2020